Exhibit 2.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made as of July 3, 2003, between Apio, Inc., a Delaware corporation (“Seller”), Apio Fresh, LLC, a California limited liability company (“Buyer”) and the growers listed on Exhibit A attached hereto (the “Growers”).

RECITALS

A.            Seller is in the business of, among other things, operating a sales and marketing organization to sell commodity produce and iceless, field or cooler packed, whole broccoli and iceless green onions to retail organizations, excluding Wal-Mart, in the United States of America, Mexico and Canada (the “Business”).

B.            Buyer desires to acquire certain assets related to the Business from Seller and to engage in the other transactions described herein, on the terms and the subject to the conditions set forth herein.

AGREEMENT

In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Adjustment” shall have the meaning ascribed to it in Section 3(g).

(b)           “Affiliate” shall mean any present or future Person that Controls, is Controlled by or is under the Control of the same Person(s) as the party, but only for so long as such Control continues.

(c)           “Agreement” shall mean this Purchase Agreement.

(d)           “Apio Executive” shall have the meaning ascribed to it in Section 11(e).

(e)           “Arbitrator” shall have the meaning ascribed to it in Section 14(n)

(f)            “Assumed Liabilities” shall have the meaning ascribed to it in Section 2(c).

(g)           “Balloon Payment” shall have the meaning ascribed to it in Section 4(a).

(h)           “Basket Amount” shall have the meaning ascribed to it in Section 13(d).

(i)            “Business” shall have the meaning ascribed to it in Recital A.

(j)            “Buyer” shall have the meaning ascribed to it in the Introduction.

(k)           “Carton Note” shall have the meaning ascribed to it in Section 4(a).

(l)            “Carton Supply” shall have the meaning ascribed to it in Section 4(a).

(m)          “Change of Control” shall mean (i) a sale of all or substantially all of the assets of Apio or (ii) any merger, consolidation or other business combination transaction of Apio with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Apio outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Apio (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Apio.

(n)           “Closing Date” shall mean the date of this Agreement, July 3, 2003.

(o)           “Consultants” shall have the meaning ascribed to it in Section 8(a).

(p)           “Consulting Fee” shall have the meaning ascribed to it in Section 8(b).

(q)           “Consulting Period” shall have the meaning ascribed to it in Section 8(a).

(r)            “Consulting Services” shall have the meaning ascribed to it in Section 8(a).

(s)           “Contracts” shall have the meaning ascribed to it in Section 2(a).

(t)            “Control” means the possession, directly or indirectly, of more than fifty percent (50%) of the issued share capital or other issued stock or securities of, or the voting power of any Person.

(u)           “Credit Amounts” shall have the meaning ascribed to it in Section 2(b).

(v)           “Cure Period” shall have the meaning ascribed to it in Section 14(m).

(w)          “Damages” shall have the meaning ascribed to it in Section 13(b).

(x)            “Disclosing Party” shall have the meaning ascribed to it in Section 14(l).

(y)           “Domestic Veg Assets” shall have the meaning ascribed to it in Section 2(a).

(z)            “DV Note” shall have the meaning ascribed to it in Section 2(d).

(aa)         “Effective Date” shall mean 12:01 a.m. on June 30, 2003.

(bb)         “GAAP” shall mean generally accepted accounting principles of the United States as set forth by the Financial Accounting Standards Board.

(cc)         “Governmental Entities” shall mean any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

(dd)         “Growers” shall have the meaning ascribed to it in the Introduction.

(ee)         “Grower Accounting Software” shall mean Seller’s grower payable software, in machine readable (object code) form as described more fully in Exhibit F attached hereto.

(ff)           “Grower Carton” shall mean a reusable plastic, cardboard, treated cardboard or wood carton used for packaging Grower contracted field picked produce for processing and shipment to customers by Buyer.

(gg)         “Hard Assets” shall have the meaning ascribed to it in Section 2(a).

(hh)         “Hazardous Materials” shall have the meaning ascribed to it in Section 6(k).

(ii)           “Indemnified Persons” shall have the meaning ascribed to it in Section 13(e).

(jj)           “Inventory Custodian” shall mean Georgia-Pacific Corporation, a Georgia corporation.

(kk)         “IT Services” shall have the meaning ascribed to it in Section 3(a)

(ll)           “Knowledge of Seller” shall mean the actual knowledge of the following employees of Seller: Nicholas Tompkins and David Taft.

(mm)       “Landec” shall mean Landec Corporation, a California corporation.

(nn)         “Lease” shall have the meaning ascribed to it in Section 10(h).

(oo)         “Maintenance Fee” shall have the meaning ascribed to it in Section 3(g).

(pp)         “Management Executive” shall have the meaning ascribed to it in Section 11(e).

(qq)         “Maturity Date” shall have the meaning ascribed to it in Section 4(a).

(rr)           “Member” shall mean a member of Buyer under its Operating Agreement.

(ss)         “Member Executives” shall have the meaning ascribed to it in Section 11(e).

(tt)           “Non-Competition Agreement” shall have the meaning ascribed to it in Section 10(g).

(uu)         “Non-Transferred Consultants” shall have the meaning ascribed to it in Section 8(f).

(vv)         “Operating Agreement” shall have the meaning ascribed to it in Section 11(e).

(ww)       “Party” and “Parties” shall have the meaning ascribed to such terms in Section 14(n)

(xx)          “Person” shall mean any natural or legal person, corporation, partnership, joint venture, association or Governmental Entity.

(yy)         “Post-Closing Contracts” shall have the meaning ascribed to it in Section 2(g).

(zz)          “Post-Closing Contract Transfer” shall have the meaning ascribed to it in Section 2(g).

(aaa)       “Purchase Price” shall have the meaning ascribed to it in Section 2(d).

(bbb)      “Real Property” shall have the meaning ascribed to it in Section 6(k).

(ccc)       “Receiving Party” shall have the meaning ascribed to it in Section 14(l).

(ddd)      “Related Agreements” shall mean the Non-Competition Agreement, Supply Agreement, Trademark License Agreement, the Secured Promissory Notes and the Lease.

(eee)       “Royalty Payments” shall have the meaning ascribed to it in Section 4(b).

(fff)         “Royalty Period” shall have the meaning ascribed to it in Section 4(b).

(ggg)      “Seller” shall have the meaning ascribed to it in the Introduction.

(hhh)      “Service Fee” shall have the meaning ascribed to it in Section 3(b).

(iii)          “Service Note” shall have the meaning ascribed to it in Section 3(b).

(jjj)          “Service Period” shall have the meaning ascribed to it in Section 3(a).

(kkk)       “Software Services” shall have the meaning ascribed to it in Section 3(a).

(lll)          “Supply Agreement” shall have the meaning ascribed to it in Section 10(e).

(mmm)    “Technology Services” shall have the meaning ascribed to it in Section 3(a).

(nnn)      “Termination Date” shall have the meaning ascribed to it in Section 8(a).

(ooo)      “Total Purchase Price” shall have the meaning ascribed to it in Section 13(d).

(ppp)      “Trademark License Agreement” shall have the meaning ascribed to it in Section 10(f).

(qqq)      “Transfer Time” shall mean 12:01 a.m. on July 14, 2003.

(rrr)         “Transition Period” shall have the meaning ascribed to it in Section 2(g).

(sss)       “Value Added Produce” shall mean that produce which has been processed and packaged at Seller’s manufacturing facilities, including Apio’s Intelimer (r) membrane technology and know how and other films.

(ttt)         “Wal-Mart” shall mean Wal-Mart Stores, Inc., and any of its subsidiaries, including but not limited to Sam’s Club.

2.             Domestic Vegetable Business Assets.

(a)           Transfer of Assets.  As of the Transfer Time, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, and Buyer shall purchase and accept from Seller, effective as of the Effective Date, all of Seller’s rights, title and interest in and to all of those certain assets, properties and business owned, held or used in the conduct of the Business by Seller listed below, as the same shall exist as of the Effective Date (the “Domestic Veg Assets”):

(i)            all tangible personal property and leases of and other interests in tangible personal property used in connection with the Business listed on Schedule 2(a)(i) (the “Hard Assets”); and

(ii)           all rights under contracts, agreements, leases and other interests in personal property, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2(a)(ii) (collectively the “Contracts”);

(iii)          all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Domestic Veg Assets, including, without limitation, unliquidated rights under warranties.

(b)           Excluded Assets.  Buyer agrees that notwithstanding any provision of Section 2(a) all of the following items are excluded from the Domestic Veg Assets and shall remain the property of Seller:

(i)            all outstanding account receivables of Seller as of the Closing Date;

(ii)           all outstanding amounts owed by any grower or harvester or any other party to Seller pursuant to any notes, advances, pick packs and any other in-kind distributions and/or pass-through expenses, product adjustments, grower statement debit balances or any other obligations (collectively, the “Credit Amounts”) outstanding as of the Closing Date; and

(iii)          all outstanding contracts, agreements or other rights of Seller related to Wal-Mart.

Buyer shall use all commercially reasonable efforts to assist Seller in collecting such account receivables and Credit Amounts and shall immediately remit to Seller any monies it receives attributable to such account receivables or Credit Amounts.

(c)           Transfer of Liabilities.  As of the Transfer Time, subject to the terms and conditions of this Agreement, Buyer agrees, effective as of the Effective Date, to assume the liabilities and obligations of Seller arising under the Contracts, other than the liabilities attributable to any failure by Seller to comply with the terms thereof (the “Assumed Liabilities”).

(d)           Purchase Price.  On the Closing Date, in consideration of the sale of the Domestic Veg Assets, Buyer shall issue to Seller, effective as of the Effective Date, a secured promissory note in the principal amount of $160,750 (the “Purchase Price”) in substantially the form attached as Exhibit B to this Agreement (the “DV Note”).  Interest on the outstanding principal amount under the DV Note shall accrue from the Effective Date at the annual rate of five percent (5%) and the DV Note shall mature on the two (2) year anniversary of the Effective Date.

(e)           Installment Payments.  Buyer will make payments of the outstanding principal and accrued interest amount under the DV Note in twenty four (24) equal monthly installments.  The first installment will be due on the one-month anniversary of the Effective Date and the remaining twenty three (23) monthly installments will be due on each monthly anniversary of the Effective Date thereafter.

(f)            Bill of Sale; Assignment and Assumption Agreement.  On the Closing Date, Seller shall deliver to Buyer a general Bill of Sale substantially in the form attached as Exhibit C and with respect to each Contract, an Assignment and Assumption Agreement substantially in the form attached as Exhibit D in each case duly executed by Seller, and in the aggregate assigning to Buyer all of Seller’s right, title and interest in and to the Domestic Veg Assets effective as of the Effective Date.

(g)           Post-Closing Covenants.  During the fourteen (14) day period following the Effective Date (the “Transition Period”), Seller shall use commercially reasonable efforts to operate the Business in the ordinary and usual course and consistent with Seller’s past practice in order to facilitate the transfer of the Domestic Veg Assets from Seller to Buyer.  At the Transfer Time, Seller shall assign to Buyer all of its right, title and interest in all contracts, agreements, commitments, sales and purchase orders, bills of lading, and other instruments (the “Post-Closing Contracts”) entered into by Seller on behalf of Buyer in connection with the operation of the Business during the Transition Period (the “Post-Closing Contract Transfer”).  In connection with the Post-Closing Contract Transfer, Buyer agrees to (i) assume the Post-Closing Contracts and all liabilities and obligations arising thereunder and (ii) perform under all such obligations as if Buyer had originally entered into such Post-Closing Contracts.  In addition, Buyer shall pay to Seller all of Seller’s out of pocket expenses and any other charges or claims incurred by Seller in connection with operating the Business as it relates to the Domestic Veg Assets during the Transition Period.

3.             Information Technology Services.

(a)           Support.  Subject to the terms and conditions of this Agreement, Seller shall provide for a period of three years following the Effective Date (the “Service Period”) (i) information services including service time, hardware integrity and access, and specifically developed software modifications to support the Domestic Veg Assets (the “IT Services”) and (ii) software services (the “Software Services”) to Buyer to facilitate Buyer’s conduct of the Business (collectively, the “Technology Services”).  The IT Services shall include permitting Buyer to operate on Seller’s servers and other information technology facilities during the Service Period and such other services as Seller and Buyer mutually agree upon from time to time.  The Software Services shall include permitting Buyer to use a portion of Seller’s software programs to support the Domestic Veg Assets.

(b)           Service Fee.  On the Closing Date, in consideration of the Technology Services, Buyer shall issue to Seller a secured promissory note, effective as of the Effective Date, in the aggregate amount of $235,000 (the “Service Fee”) in substantially the form attached as Exhibit E to this Agreement (the “Service Note”), of which $175,000 are for the IT Services and $60,000 are for the Software Services.  Interest on the outstanding principal amount of the Service Note shall accrue from the Effective Date at the annual rate of five percent (5%) and the Service Note shall mature on the three (3) year anniversary of the Effective Date.

(c)           Installment Payments.  Buyer will make payments of the outstanding principal and accrued interest amount under the Service Note in thirty six (36) equal monthly installments.  The first installment will be due on the one-month anniversary of the Effective Date and the remaining thirty five (35) monthly installments will be due on each monthly anniversary of the Effective Date thereafter.

(d)           Buyer Early Termination.  Buyer may terminate the Technology Services at any time during the Service Period by providing at least ninety (90) days advance written notice to Seller.  Upon Buyer’s early termination of the Technology Services, the entire principal amount including accrued interest then outstanding under the Service Note shall become due and payable on a monthly basis over the earlier of (i) the twenty-four month period following the date of such early termination, or (ii) during the remaining term of the Service Period.

(e)           Seller Early Termination.  Seller may terminate the Technology Service at any time during the Service Period by providing at least twelve (12) months advance written notice to Buyer.  Upon Seller’s early termination of the Technology Services, all amounts due under the Service Note after such termination shall be cancelled and Buyer shall have no further obligation under the Service Note with respect to such cancelled amount; provided, however, that Buyer shall remain obligated to pay any amounts owing under the Service Note (including accrued interest) as of the termination date.

(f)            Third Party Early Termination. If any third party files or threatens to file a claim against Seller or Buyer related to the Software Services during the Service Period then the Software Services shall immediately terminate upon receipt by Seller or Buyer, as applicable, of such actual or threatened claim. Upon early termination of the Software Services due to such a third party claim, that portion of the amount due under the Service Note attributable to the Software Service (i.e. the pro-rata amount of the $60,000 compared to the total $235,000 amount) after the such termination shall be cancelled and Buyer shall have no further obligation under the Service Note with respect to such cancelled amount; provided, however, that Buyer shall remain obligated to pay any amounts owing under the Service Note (including accrued interest) as of the termination date.

(g)           Maintenance Personnel.  During the Service Period, Buyer will pay to Seller on the Closing Date and on the first day of each month during the Service Period thereafter, the Maintenance Fee in consideration of Seller’s personnel and other expenses in connection with performing the Technology Services.  The “Maintenance Fee” shall initially be equal to $6,250.00 per month.  Upon written notice by Seller to Buyer within ninety (90) days prior to the end of each twelve month period beginning on the Effective Date during the Service Period, Seller may adjust the Maintenance Fee going forward to reflect the actual costs incurred by Seller during the prior twelve month period of the Service Period (except that during the second twelve month period of the Service Period, such adjustment shall be made based on the actual costs incurred by Seller during the first eight month period of the Service Period) to perform the Technology Services excluding additional enhancements for Buyer (each such adjustment, an “Adjustment”).  In the event that any proposed Adjustment increases the then applicable Maintenance Fee by thirty percent (30%) or more, Buyer may elect to hire an outside consultant or an existing or new employee that is reasonably acceptable to Seller to perform the personnel aspects of the Technology Services and terminate the Maintenance Fee.

(h)           Indemnification.  Buyer shall indemnify, defend, protect and hold harmless Seller and its officers, directors and Affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney’s fees, suffered by Seller as a direct or indirect result of performing or providing the Software Services for Buyer.

4.             Carton Supply and Royalty.

(a)           Transfer of Carton Supply.  As of the Transfer Time, Seller shall transfer and assign to Buyer, effective as of the Effective Date, all of Seller’s right, title and interest in and to its existing usable carton materials specified on Exhibit G to this Agreement

(the “Carton Supply”).  In consideration for the Carton Supply, on the Closing Date Buyer shall issue a secured promissory note to Seller, effective as of the Effective Date, in an aggregate amount equal to the value of the Carton Supply as specified on Exhibit G (the “Carton Note”). Other than as specified below, interest shall not accrue on the outstanding principal amount of the Carton Note. The Carton Note shall mature on the one (1) year anniversary of the Effective Date (the “Maturity Date”). Buyer shall make monthly payments under the Carton Note to Seller within two (2) days after the end of each calendar month in an amount equal to the established rate per Grower Carton multiplied by the number of Grower Cartons removed from the Inventory Custodian’s premises by Growers and Buyer during the prior month. On the Maturity Date, Buyer shall pay to Seller the then outstanding principal amount under the Carton Note (the “Balloon Payment”).  In the event that Buyer fails to pay any of the Balloon Payment to Seller on the Maturity Date, interest shall accrue from the Maturity Date on all amounts that remain outstanding under the Carton Note at an annual rate of ten percent (10%). Seller shall have no obligation to supply Buyer with any additional carton materials after Buyer uses the Carton Supply.

(b)           Grower Carton Royalty Payment.  Buyer shall pay Seller a royalty payment of $0.035 (the “Royalty Payments”) for each Grower Carton shipped by Buyer during the four year period following the Effective Date (the “Royalty Period”).  Buyer shall pay to Seller in quarterly installments all Royalty Payments accrued during each fiscal quarter of Seller during the Royalty Period, within forty-five (45) days after the end of each such quarter.  Buyer shall keep accurate books and accounts of records in connection with its shipment of Grower Cartons and Seller, or its designated representative, shall be entitled to review such records upon thirty (30) days written notice.

(c)           Design and Use of Labels, Trade Names and Trademarks.  During the Royalty Period, neither Buyer nor any Grower shall (i) change the design of any Grower Cartons used by Buyer or any Grower that includes Seller’s labels, tradenames or trademarks, (ii) change the use of any label, trade name or trademark on any Grower Cartons used by Buyer or any Grower that includes Seller’s labels, tradenames or trademarks without obtaining Seller’s express written consent of such change.

5.             Line of Credit.  Buyer shall use commercially reasonable efforts to secure a working line of credit in the amount of at least $750,000 and on terms and with a lender reasonably acceptable to Seller within 30 days following the Effective Date.

6.             Representations and Warranties of Seller.  Seller represents and warrants to Buyer that as of the Closing Date:

(a)           Organization.  Seller is a corporation duly formed and validly existing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(b)           Authority.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller, and no other act or proceeding on the part of Seller or its stockholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

(c)           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

(d)           Consent and Approvals.  There is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto.

(e)           No Violation.  Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any of its properties or assets may be bound.

(f)            Title to Assets.  As of August 15, 2003, Seller will have good and marketable title to the Hard Assets, free and clear of any mortgages, liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions on, or conditions to, transfer or assignment, except as may be assumed hereunder by Buyer as an Assumed Liability.

(g)           Compliance with Laws.  Seller has complied with all laws and regulations required to be complied with in connection with the Domestic Veg Assets through the Effective Date.  Seller has not received notice of any violation of any applicable federal, state or local statute, law or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting the Domestic Veg Assets.

(h)           Litigation.  There is no action, proceeding or investigation pending or, to the Knowledge of Seller, threatened against or involving Seller related to the Domestic Veg Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, and Seller does not know or have any reason to know of any basis for any such action, proceeding or investigation.  Seller is not in default under, or in breach or violation of any contracts, commitments or restrictions to which it is a party or by which it is bound and which are related to the Domestic Veg Assets.  Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or could have an adverse effect on the Domestic Veg Assets or Seller’s title to the Domestic Veg Assets.

(i)            Taxes.  Except with respect to any use taxes related to the Domestic Veg Assets, Seller has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by Federal, State, local or foreign authorities that relate to the Domestic Veg Assets, and there are no tax liens of any nature upon any of the Domestic Veg Assets.

(j)            Labor Difficulties.  Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice with respect to employees of the Seller related to the Domestic Veg Assets.  There is no unfair labor practice complaint against Seller pending or threatened before the National Labor Relations Board that relates to employees of Seller related to the Domestic Veg Assets.  There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best Knowledge of Seller, threatened against or directly affecting Seller related to the Domestic Veg Assets.  To the best Knowledge of Seller, no union representation question exists respecting the employees of Seller related to the Domestic Veg Assets.  No grievance that might have a material adverse effect on Seller or the conduct of the Business related to the Domestic Veg Assets nor any arbitration proceeding arising out of or under collective bargaining agreement is pending and, to the best Knowledge of Seller, no claims therefor exist.  No collective bargaining agreement that is binding on Seller restricts it or will restrict the Buyer from relocating or closing any operations of the Business related to the Domestic Veg Assets. Seller has not experienced any material work stoppage or other material labor difficulty with employees related to the Domestic Veg Assets.  There are no charges of discrimination (relating to gender, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best Knowledge of Seller, threatened before any governmental or regulatory agency or authority where such charges relate to employees related to the Domestic Veg Assets.

(k)           Environmental Compliance.

(i)            Seller (insofar as the Domestic Veg Assets are concerned) is not in violation of any applicable Federal, state or local law, ordinance, regulation or order, or any other requirement of any governmental, regulatory or administrative agency relating to industrial hygiene or to the environmental conditions on, under or about Seller’s administrative office building located at 4575 West Main, Guadalupe, CA (the “Real Property”), including but not limited to soil or groundwater conditions. Neither Seller nor, to the best Knowledge of Seller (after due and diligent inquiry) any third party, has used, generated, manufactured, produced, stored or disposed of on, under or about, or transported to or from, the Real Property any flammable explosives, asbestos, radioactive materials, hazardous or toxic wastes or substances or related injurious materials, whether injurious by themselves or in combination with other materials (collectively, “Hazardous Materials”).  To the Knowledge of Seller, there is no proceeding or inquiry by any governmental authority (including, without limitation, the State of California Department of Health Services or the San Luis Obispo County Health Department) with respect to the presence of such Hazardous Materials on, under, or about the Real Property, or the migration thereof from or to other property.  None of the Real Property contains asbestos and no asbestos (or asbestos-containing materials) was used in the construction of any improvements on or to any of the Real Property.

(ii)           For purposes of this Agreement, the term “Hazardous Materials” includes but is not limited to substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in Section 25316 of the California Health & Safety Code; and in the regulations adopted and publications promulgated pursuant to said laws.

(m)          No Undisclosed Liabilities.  Seller does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $50,000 individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP) to be reflected in Seller’s financial statements which (i) has not been reflected on the May 25, 2003 Balance Sheet, or (ii) has not arisen in the ordinary course of the Seller’s business since May 25, 2003.

(n)           Disclosure.  No representation or warranty by Seller in this Agreement or in any Exhibit attached hereto, nor any document, written information, statement or certificate furnished or to be furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement contained herein or therein not misleading.

7.             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that as of the Closing Date:

(a)           Organization.  Buyer is a limited liability company duly formed and validly existing under the laws of the State of California, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(b)           Authority.  The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer, and no other act or proceeding on the part of Buyer or its Members is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

(c)           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

(d)           Consent and Approvals.  There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto.

(e)           No Violation.  Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Organization or Operating Agreement of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.

8.             Consulting and Employee Matters.

(a)           Consulting Services.  Seller shall provide consulting services to Buyer to manage and operate the Domestic Veg Assets for Buyer in substantially the same manner as conducted by Seller prior to the Effective Date (the “Consulting Services”) for a period of time to be determined by Buyer, but in no event to exceed one (1) year following the Effective Date (the “Consulting Period”).  Buyer shall use its best efforts to terminate the Consulting Period as soon as possible.  The date of the termination of the Consulting Period shall be referred to herein as the “Termination Date”. During the Consulting Period, the employees of Seller listed on Exhibit H attached hereto (the “Consultants”) shall perform the Consulting Services.  Seller agrees to provide advance notice to Buyer prior to terminating any Consultant during the Consulting Period.

(b)           Consulting Fee.  During the Consulting Period and subject to Section 8(e), Buyer shall pay Seller a consulting fee equal to the aggregate amount of all salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), federal, state or local withholding obligations or any other sums paid by Seller to, or any amounts set aside by Seller on behalf of, any of the Consultants, including a pro-rata portion of any payroll administrative expenses associated with the Consultants (the “Consulting Fee”).  Seller shall provide Buyer with a bill for the Consulting Fee on the first business day following each date Seller pays the Consultants in accordance with its standard payroll policies.  Each Consulting Fee shall be due and payable by Buyer upon receipt.

(c)           Offer of Employment.  Buyer shall make an offer of employment to each Consultant upon the Termination Date, or, if earlier, the date of termination of employment of any Consultant by Seller.  The employment by Seller of the Consultants shall end at the close of business on the Termination Date and the employment of the Consultants by Buyer shall commence as of 12:01 a.m. on the day after the Termination Date.

(d)           Salary, Severance, Benefits and other Payments to Consultants.  Seller shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), or any other sums due to any Consultant after the Termination Date and Buyer agrees to assume any such amounts owing to any Consultant.  Buyer agrees to assume and pay any severance obligations of Seller arising from the termination of any Consultant after the Effective Date.  Coverage for Consultants under Buyer’s compensation and benefit plans and other programs shall commence as of 12:01 a.m. on the day after the Termination Date.

(e)           Accrued Vacation.  Buyer agrees to assume liability for each Consultant’s vacation accrual in an amount equal to each such Consultant’s accrued vacation set forth next to their name on Schedule 8(e) attached hereto.  Seller shall provide Buyer with a credit equal to the aggregate amount of vacation accrued by the Consultants up until the Effective Date which Buyer shall off set against amounts owing by Buyer to Seller for the Consulting Fee in accordance with Section 8(b) above.  Buyer shall pay to the Consultants upon the Termination Date such accrued vacation amounts set forth on Schedule 8(e) plus the additional accrued vacation amount owing to the Consultants that accrue during the period beginning on the Effective Date and ending on the Termination Date, in accordance with all applicable state and federal labor and employment laws.

(f)            Limitations.  Notwithstanding anything to the contrary set forth in this Section 8, Buyer shall not be obligated to make an offer of employment to those Consultants with an asterick (*) set forth next to their names on Exhibit H attached hereto (the “Non-Transferred Consultants”).  Seller shall terminate the Non-Transferred Consultants employment effective as of the Termination Date.  Buyer and Seller agree to each pay half of any severance amounts and any other amounts, including accrued vacation amounts owing to such Non-Transferred Consultants as a result of such termination.

9.             [Reserved].

10.           Closing Conditions of Buyer.  The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

(a)           Closing Documents.  This Agreement, the exhibits and attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing Date and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel and shall be in full force and effect.

(b)           Representations and Warranties.  The representations and warranties of Seller contained in Section 6 shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(c)           Performance.  Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

(d)           Compliance Certificate.  The President of Seller shall deliver to Buyer on the Closing Date a certificate certifying that the conditions specified in Sections 10(b) and (c) have been fulfilled.

(e)           Supply Agreement.  Buyer, Seller and Growers shall have entered into the Supply Agreement in substantially the form attached hereto as Exhibit I (the “Supply Agreement”), and such agreement shall remain in full force and effect.

(f)            Trademark License Agreement.  Buyer and Seller shall have entered into the Trademark License Agreement in substantially the form attached hereto as Exhibit J (the “Trademark License Agreement”), and such agreement shall remain in full force and effect.

(g)           Non-Competition Agreement.  Buyer, Seller and Growers shall have entered into the Non-Competition Agreement in substantially the form attached hereto as Exhibit K (the “Non-Competition Agreement”), and such agreement shall remain in full force and effect.

(h)           Lease.  Buyer and Seller shall have entered into the Lease Agreement (the “Lease”) in substantially the form attached hereto as Exhibit L, and such agreement shall remain in full force and effect.

(i)            Bill of Sale.  Seller shall have executed and delivered to Buyer the Bill of Sale to Buyer.

(j)            Assignment and Assumption.  Buyer and Seller shall have entered into the Assignment and Assumption Agreement, and such agreement shall remain in full force and effect.

11.           Closing Conditions of Seller.  The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

(a)           Closing Documents.  This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller on the Closing Date and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

(b)           Representations and Warranties.  The representations and warranties of Buyer contained in Section 7 shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the date of the Closing Date.

(c)           Performance.  Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

(d)           Compliance Certificate.  The President of Buyer shall deliver to Seller on the Closing Date a certificate certifying that the conditions specified in Sections 11(b) and (c) have been fulfilled.

(e)           Executive Committee of Buyer.  Seller shall have received evidence that Buyer’s Operating Agreement (the “Operating Agreement”) provides for an Executive Committee consisting of six (6) members, whom shall be elected as follows:

(i)            four (4) Executive Committee members shall be elected by the Members (the “Member Executives”), whom shall initially be John Maulhardt, Gary McKinsey, Daryl Souza and Steve Jordan; provided, however, that Nick Tompkins shall not be eligible to serve as a Member Executive.

(ii)           one (1) Executive Committee member shall be designated by the executive management of Buyer (the “Management Executive”), who shall initially be John Jackson ; and

(iii)          one (1) Executive Committee member shall be designated by Seller (the “Apio Executive”) who shall initially be Phil Hartman; provided, however, that Seller’s right to elect an Executive Committee member shall terminate upon a Change of Control; provided, further, that notwithstanding a Change of Control, for so long as Buyer uses any of Seller’s labels, tradenames or trademarks pursuant to the Trademark License Agreement or otherwise, Seller shall continue to have the right to designate an Executive Committee member.

(f)            Secured Promissory Notes.  Buyer shall have issued the DV Note, the Service Note and the Carton Note to Seller, and such Notes shall remain in full force and effect.

(g)           Supply Agreement.  Buyer, Seller and Growers shall have entered into the Supply Agreement, and such agreement shall remain in full force and effect.

(h)           Trademark License Agreement.  Buyer and Seller shall have entered into the Trademark License Agreement, and such agreement shall remain in full force and effect.

(i)            Non-Competition Agreement.  Buyer, Seller and Growers shall have entered into the Non-Competition Agreement, and such agreement shall remain in full force and effect.

(j)            Lease.  Buyer and Seller shall have entered into the Lease, and such agreement shall remain in full force and effect.

(k)           Capitalization.  Members of the Buyer shall have contributed at least $560,000 in capital to Buyer.

(l)            Assignment and Assumption.  Buyer and Seller shall have entered into the Assignment and Assumption Agreement, and such agreement shall remain in full force and effect.

12            Termination Provision.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, as follows:

(a)           Mutual Consent.  By mutual written consent of Seller and Buyer;

(b)           Cut-Off Date.  By either party hereto if the Closing Date shall not have occurred on or before July 31, 2003, or such other date to which Seller and Buyer shall mutually agree in writing;

(c)           Misrepresentation or Breach.  By either party hereto if there has been a misrepresentation or a breach of a representation, warranty or covenant herein or in any writing delivered pursuant hereto on the part of the other party;

(d)           Court Order.  By either party hereto if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

13.           Indemnification.

(a)           Limitation of Liability of Buyer.  Except as otherwise set forth in this Agreement, the parties acknowledge and agree that Buyer shall not be liable for any of the obligations or liabilities of Seller relating to the Domestic Veg Assets arising prior to the Closing Date.

(b)           Seller’s Indemnification.  Subject to the limitations set forth in this Section 13, Seller shall indemnify, defend, protect and hold free and harmless Buyer and its Members, Executive Committee members, officers, employees, agents and consultants, and their respective heirs, administrators, successors and assigns, and all persons controlling, controlled by or under common control with Buyer, against any and all claims, demands, losses, costs, expense, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, suffered by Buyer (collectively, the “Damages”) based upon, or arising out of or otherwise in respect of, either directly or indirectly, any material misrepresentation or breach of representation, warranty or covenant made by Seller contained in this Agreement or any document, certificate or exhibit given or delivered to Buyer pursuant to or in connection with this Agreement.

(c)           Buyer’s Indemnification.  Buyer agrees to indemnify and hold harmless Seller and Seller’s Affiliates, officers, directors, employees, representatives and agents from and against any Damages based upon, or arising out of or otherwise in respect of, either directly or indirectly, any material misrepresentation or breach of any representation, warranty or covenant made by Buyer contained in this Agreement or any document, certificate or exhibit given or delivered to Seller pursuant to or in connection with this Agreement.

(d)           Damages Threshold and Limitation.  Notwithstanding the foregoing provisions of this Section 13, Buyer shall not be entitled to receive any amounts from Seller pursuant to Section 13(b) unless and until a certificate signed by an officer of Buyer identifying Damages in the aggregate amount in excess of $40,000 (the “Basket Amount”) has been delivered to Seller and such amount is determined pursuant to this Section 13 to be payable, in which case Seller shall pay to Buyer the full amount of such Damages.  Notwithstanding anything to contrary contained herein, in no event shall Seller’s liability for any and all claims under this Section 13 made (i) prior to the first anniversary of the Closing Date cumulatively exceed twenty-five percent (25%) of the Total Purchase Price and (ii) prior to the second anniversary of the Closing Date cumulatively exceed fifteen percent (15%) of the Total Purchase Price.  For purposes of this Section 13(d), the “Total Purchase Price” shall equal the aggregate principal amount of the DV Note, Service Note and Carton Note as of the Effective Date.

(e)           Exclusive Contractual Remedy.  From and after the Closing Date, no parties entitled to indemnification under this Agreement (the “Indemnified Persons”) shall have a right to recover any Damages other than through the exercise of the indemnification rights set forth in this Section 13, which shall constitute the sole and exclusive remedy of the Indemnified Persons for any Damages incurred or sustained by the Indemnified Persons, directly or indirectly, as a result of any misrepresentation or breach of any representation, warranty or covenant made by Buyer or Seller, as the case may be, contained in this Agreement.

(f)            Survival of Representations and Warranties.  The provisions and covenants of this Section 13 shall survive the closing of the transactions contemplated by this Agreement.  All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue for a period of two (2) years following the Closing Date.

14.           Miscellaneous.

(a)           Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of Buyer and Seller provided, however, that in the event that such amendment adversely affects any Grower in a manner differently than any other Grower, such amendment shall also require the written consent of such Grower.  Any amendment or waiver effected in accordance with this section shall be binding upon the parties and their respective successors and assigns.

(b)           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)            Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(g)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)           Entire Agreement.  This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein.  Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

(i)            Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(j)            Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

(k)           Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

(l)            Confidentiality.  Buyer and Seller (the “Receiving Party”) agree that, except with the prior written permission of the other party, it shall at all times hold in confidence and trust and not use or disclose any confidential information of other party (the “Disclosing Party”) provided to or learned by the Receiving Party in connection with this Agreement.  Notwithstanding the foregoing, the Receiving Party may disclose any confidential information of the Disclosing Party provided to or learned by the Receiving Party in connection with this Agreement to the minimum extent necessary (i) as required by any court or other governmental body, provided that the Receiving Party provides the Disclosing Party with prompt notice of such court order or requirement to enable the Disclosing Party to seek a protective order or otherwise to prevent or restrict such disclosure; (ii) to legal counsel of Receiving Party; (iii) in connection with the enforcement of this Agreement or rights under this Agreement; or (iv) to comply with applicable law.

(m)          Buyer Breach and Acceleration.  Except as may otherwise be provided herein, if Buyer materially defaults in the performance of any provisions of this Agreement, and such default is not cured within thirty (30) days after Seller gives written notice of such default (the “Cure Period”), then immediately upon expiration of the Cure Period Seller shall, in addition to any other rights it may have, have the right to accelerate payment under the Carton Note, the DV Note and the Service Note in accordance with the terms of such notes.

(n)           Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement shall be submitted to mediation, and, if not resolved in mediation, shall be settled by binding arbitration.

(i)            Mediation.

(A)          The parties to the controversy or claim (hereinafter the “Parties” or “Party”) will agree on a mediator. If the Parties fail to agree on a mediator, they agree to submit the selection of the mediator to the Superior Court of San Luis Obispo County on petition by any party.  The mediator may be any person with more than five (5) years of practice as an attorney or mediator. Each Party shall each exercise its good faith to find a fair resolution to the questions submitted, but neither Party shall be bound by the recommendations of the mediator.  The cost of conducting the mediation proceeding itself will be born equally by each of the Parties.  The mediation process will terminate within thirty (30) days of the appointment of the mediator, whether or not agreement is reached.

(B)           The Parties agree that no document or statement made in the mediation shall be offered in evidence in any subsequent proceedings.  The Parties agree that they shall not attempt to secure or compel the testimony of the mediator in any subsequent proceeding for any purpose.  The Parties further agree that they shall not bring any claim or suit against the mediator for any act performed hereunder.

(ii)           Arbitration.

(A)          If the mediation fails to reach an agreement between the Parties, the matter shall be decided by arbitration in accordance with the California Arbitration Statutes  (California Code of Civil Procedure Section 1280 et seq.) in effect at the time. The Parties shall attempt to mutually agree upon an arbitrator.  If they cannot reach an agreement, then each Party will select its own arbitrator, and all duly selected arbitrators will select one (1) arbitrator to conduct the arbitration (“Arbitrator”).  The cost of the arbitrators will be born initially by each Party to it on an equal basis, subject to further award as set forth in Section 19(ii)(f) below.

(B)           Upon written notice of a controversy or claim under this Section, all Parties shall be entitled to pursue such discovery as is warranted under the California Code of Civil Procedure, which shall be cut off thirty (30) days prior to the hearing. All controversy concerning discovery shall be submitted to the Arbitrator.  The Arbitrator shall have the power to order sanctions for abuse of discovery pursuant to the California Code of Civil Procedure.  The Arbitrator will close discovery no later than nine (9) months after his or her appointment.

(C)           The arbitration shall be held in San Luis Obispo County California within ten (10) months after the appointment of the Arbitrator, unless the Arbitrator grants a continuance upon a showing of good cause by any Party.  At least seven (7) days before the date set for such hearing, the Parties shall exchange copies of exhibits to be offered as evidence, and lists of witnesses who will testify at such hearing. Once commenced, the hearing shall proceed day to day until completed, unless the Arbitrator grants a continuance upon a showing of good cause by any Party.  Any Party may cause to be prepared, at its expense, a written transcription or electronic recordation of such hearing.

(D)          If any of the Parties, after due notice, fails to be present or represented at a hearing or any adjourned hearing, the Arbitrator may, nevertheless, in his or her own discretion, proceed with the adjudication of the controversy.  The award of the Arbitrator shall be supported by written findings of fact and conclusions of law delivered by the Arbitrator to the Parties concurrently with such award.  The Arbitrator shall have no rights, power or authority to award any punitive or exemplary damages or other damages in excess of purely compensatory damages.  A decision by the Arbitrator that is in accordance with applicable law and the terms of this Agreement shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction.

(E)           The prevailing Party shall be entitled to all fees and costs of arbitration, including but not limited to, the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and attorneys’ fees.  The Arbitrator shall have the power to award reasonable attorney’s fees, including a reasonable allocation for the costs of in-house counsel, and costs to the prevailing Party.

(iii)          Equitable Relief.  Notwithstanding the foregoing set forth in this Section 14(n), the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision.

(Signature Page Follows)

The parties have executed this Purchase Agreement as of the date first written above.

APIO, INC., a Delaware corporation

By:
Gary T. Steele
Chairman of the Board of Directors

APIO FRESH, LLC, a California limited liability company

By:

Name:

Title:

The parties have executed this Purchase Agreement as of the date first written above.

GROWERS:

Entity Name (if any)

Signature:

Name:

Title (if any):

EXHIBIT A

List of Growers

B & D Farms, Inc.

Baroda Farms, Inc.

Mahoney Brothers Farms, Inc.

San Miguel Farms

San Ysidro Farms, Inc.

Souza Produce, Inc.

Nicholas Tompkins